Encision Reports Fourth Quarter Fiscal Year 2017 Results

BOULDER, Colo., May 10, 2017 /PRNewswire/ -- Encision Inc. (ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2017 fourth quarter that ended March 31, 2017.

The Company posted quarterly net revenue of $2.21 million for a quarterly net loss of $115 thousand, or $(0.01) per share. These results compare to net revenue of $2.29 million for a net loss of $282 thousand, or $(0.03) per share, in the year-ago quarter. Gross margin on net revenue was 52% in the fiscal 2017 fourth quarter and 46% in the fiscal 2016 fourth quarter. Gross margin on net revenue was lower in the fiscal 2016 fourth quarter principally as a result of slow moving and obsolete inventory costs of $164 thousand. Adjusted gross margin, which excludes slow moving and obsolete inventory costs, was 53% in the fiscal 2016 fourth quarter.

The Company posted twelve months net revenue of $8.87 million for a twelve months net loss of $729 thousand, or $(0.07) per share. These results compare to net revenue of $9.34 million for a net loss of $880 thousand, or $(0.08) per share, in the year-ago quarter. Gross margin on net revenue was 50% and 49% in the fiscal 2017 and 2016 twelve months, respectively.

"Although our year over year fourth quarter revenue decreased, we are pleased that our AEM product revenue had a 2% comparable product increase," said Greg Trudel, President and CEO. "In our fiscal year 2017, we generated cash from operations principally by reducing our net inventories."

Highlights of our fourth quarter of fiscal 2017 and first quarter of fiscal 2018, to date:

  We began to sell our next-generation AEM® Burn Protection Cable at the end of the fourth quarter of fiscal year 2017.
  We received our initial order from the manufacturer of our next-generation durable monitors. We have received pre-orders and, after testing, we will begin to sell them in the first quarter of fiscal year 2018.
  An NBC News Investigative Report produced and aired an insightful story on patient safety during laparoscopic surgery.  It highlighted the devastating impact that preventable stray energy burns can have on patients' lives.  The report used our videos and showed that these injuries can be eliminated with AEM® Technology. The report may be viewed at: http://www.nbclosangeles.com/investigations/Surgery-Risk-Burns-Laparoscopic-Investigation-412929203.html?t=0
  Encision's Active Electrode Monitoring (AEM®) Technology received a new recommendation in the March 2017 issue of the AORN Journal (Guideline Implementation: Energy-Generating Devices, Part 1-Electrosurgery).  The article looks at a stray energy burn case study and recommends practical steps for the operating room team to adopt to reduce preventable patient injuries during the use of monopolar energy. The article may be viewed at:  https://www.aorn.org/websitedata/cearticle/pdf_file/CEA17508-0001.pdf
  We launched the Encision App. It may be downloaded by searching for "Encision Laparoscopic Surgery" in the App Store (iOS/Apple) and GooglePlay Store (Android). The Encision App is an easy way to access our information, including videos, directly from a phone or tablet.
  We were released from responding to subpoenas which were issued by the plaintiff and defendant in a lawsuit that we are not a party to. This will eliminate future legal fees in connection with the subpoenas.
  In a letter received from the Food and Drug Administration ("FDA"), we received a questionnaire regarding Stray Energy and how to prevent patient injuries from Stray Energy during laparoscopic procedures. We provided the FDA with extensive information on burns and our program for eliminating them. The FDA has not yet responded to us.
  We received a one-time, non-cancellable order from a customer for approximately $500 thousand of non-AEM product. We expect that approximately 55% of that order will be filled in our first quarter of fiscal year 2018 and the balance in the second quarter of fiscal year 2018.

Mr. Trudel added, "We continue to fine tune our operations as we roll out new products that promise to enhance market adoption of AEM® Technology and drive higher top and bottom line results. In the first quarter of fiscal year 2018, Peter Geary joined us as VP Operations. His knowledge of manufacturing will strengthen our executive team and improve our productivity. We have achieved good success to date with our AEM EndoShield®2 and are looking forward to the release of the EM3. The EM3 is our next-generation durable monitor, which will make AEM® Safety adoption even more attractive for our customers and drive new levels of performance and growth. After quarters of losses, we expect to achieve profitability in the first quarter of fiscal year 2018."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2016 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Unaudited Condensed Statements of Operations
(in thousands, except per share information)

	Three Months Ended		Years Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Net revenue	$2,212	$2,289	$8,870	$9,336
Cost of revenue	1,070	1,240	4,464	4,759
Gross profit	1,142	1,049	4,406	4,577
Operating expenses:
Sales and marketing	629	606	2,511	2,558
General and administrative	367	389	1,456	1,477
Research and development	246	321	1,127	1,250
Total operating expenses	1,242	1,316	5,094	5,285
Operating loss	(100)	(267)	(688)	(708)
Interest and other expense, net	(15)	(15)	(41)	(172)
Loss before provision for income taxes	(115)	(282)	(729)	(880)
Provision for income taxes	––	––	––	––
Net loss	$(115)	$ (282)	$ (729)	$(880)
Net loss per share—basic and diluted	$(0.01)	$ (0.03)	$ (0.07)	$ (0.08)
Weighted average number of shares— basic and diluted	10,683	10,673	10,677	10,673

Encision Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	March 31, 2017	March 31, 2016
ASSETS
Cash and cash equivalents	$ 45	$ 293
Restricted cash	50	25
Accounts receivable, net	1,042	840
Inventories, net	1,129	1,730
Prepaid expenses	62	92
Total current assets	2,328	2,980
Equipment, net	468	561
Patents, net	254	253
Other assets	17	16
Total assets	$ 3,067	$ 3,810
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	403	356
Accrued compensation	268	246
Other accrued liabilities	248	258
Line of credit	275	387
Deferred rent	30	30
Total current liabilities	1,224	1,277
Deferred rent	41	71
Total liabilities	1,265	1,348
Common stock and additional paid-in capital	23,752	23,682
Accumulated (deficit)	(21,950)	(21,220)
Total shareholders' equity	1,802	2,462
Total liabilities and shareholders' equity	$ 3,067	$ 3,810

Encision Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Years Ended
	March 31, 2017	March 31, 2016
Operating activities:
Net loss	$ (729)	$ (880)
Adjustments to reconcile net income (net loss) to cash generated by (used in) operating activities:
Depreciation and amortization	225	319
Share-based compensation expense	70	75
Provision for (recovery from) doubtful accounts, net	24	(3)
Provision for inventory obsolescence, net	(360)	170
Changes in operating assets and liabilities:
Accounts receivable	(227)	128
Inventories	962	437
Prepaid expenses and other assets	29	22
Accounts payable	47	(320)
Accrued compensation and other accrued liabilities	(18)	(114)
Cash generated by (used in) operating activities	23	(166)

Investing activities:
Acquisition of property and equipment	(105)	(77)
Patent costs	(28)	(21)
Cash (used in) investing activities	(133)	(98)

Financing activities:
Borrowings from (paydown of) credit facility, net change	(113)	323
Change in restricted cash	(25)	(25)
Cash generated by (used in) financing activities	(138)	298

Increase (decrease) in cash and cash equivalents	(248)	34
Cash and cash equivalents, beginning of period	293	259
Cash and cash equivalents, end of period	$ 45	$ 293